EXHIBIT 10.2

EMPLOYMENT AGREEMENT

     AGREEMENT made as of April 6, 2004, by and between Riggs Bank NA and its subsidiaries, a Delaware corporation (the “Company”) and Lawrence Connell (“Executive”).

     The parties hereto agree as follows:

1.	Employment.

(a)	General. Company hereby employs Executive, and Executive hereby accepts employment with Company, upon the terms and conditions set forth in this Agreement.

(b)	Term. Subject to the provisions hereof, Executive’s employment will begin upon the date first written above and continue through the close of business on April 5, 2005 (the “Term”), unless sooner terminated pursuant to Section 4 hereof.

(c)	Position and Duties. Executive will report directly to the President and CEO of the Company and will perform duties consistent with his position and title as assigned to him by the Board of Directors of the Company. Unless amended by the Board of Directors, Executive’s title will be Vice Chairman, International.

(d)	Full Time. Executive will devote his full business time, attention and energy to the performance of his duties under this Agreement.

2.	Supervision.

(a)	Reporting. The Executive shall report to the President and CEO of the Company and shall serve at the pleasure of the Board of Directors of the Company. The Executive shall serve as a Section 16 Officer and as a member of the Bank Operating Committee of the Company.

(b)	Authority. The Executive will have such authority and responsibility as determined by the President and CEO of the Company and the Board of Directors.

3.	Compensation.

(a)	Base Salary. The Company will pay a base salary to Executive of no less than $400,000 per year, payable in equal bi-weekly installments in accordance with the Company’s normal payroll practices.

(b)	Benefits. During the term of his employment, Executive will be entitled to the fringe, welfare and pension benefits (including participation in the Company’s 401(k) plan and other benefit plans, as applicable) that are generally made available to other executives and senior level employees of subsidiaries of the Company.

(c)	Bonus Compensation. In addition to the base salary and other benefits specified above, Executive will also be entitled to receive a bonus of $200,000 for the successful completion of his specific goals within the time frame set by the President and CEO. The goals set for the Executive will be those defined by the President and CEO and agreed upon by the Executive.

4.	Termination of Employment.

(a)	Death. Executive’s employment hereunder shall terminate upon his death.

(b)	Disability. The Company may terminate Executive’s employment if he has been unable to perform his duties hereunder due to a physical or mental disability for a period of six (6) consecutive months and if he has not resumed on a full-time basis the performance of such duties within thirty (30) days after written notice from the Company of its intent to terminate his employment due to disability.

(c)	Termination by Board of Directors. The Board of Directors of the Company may terminate Executive’s employment hereunder for Cause, effective immediately, at any time. For this purpose, “Cause” means: (i) any willful failure or refusal by Executive to carry out specific directions of the Board consistent with the provisions hereof or to perform a material part of the duties assigned to him hereunder; (ii) any willful violation by Executive of any material provisions of this Agreement, which failure, refusal or violation is not remedied by Executive within thirty (30) days after written notice from the Company; (iii) any commission by Executive of any act materially detrimental to the best interests of the Company and Riggs and that constitutes on the part of Executive personal dishonesty, willful misconduct in clear conflict with reasonable standards of employee conduct; breach of fiduciary duty involving personal profit; any willful violation of any law, governmental rule or regulation (other than traffic violations or similar offenses), final cease and desist order, formal agreement or commitment enforceable in writing; or any act or conduct which for any reason would constitute grounds for suspension, bar or removal from office by any federal or state bank or securities regulatory agency under applicable law; (iv) any gross negligence by Executive in the performance of Executive’s duties; or (v) any failure to meet the performance expectations of the Company as reasonably set forth and determined by the Company’s Board of Directors. The Board of Directors shall be responsible for making any determinations of “Cause” for purposes of this paragraph (c).

(d)	Effect of Termination.

(1)	Death or Disability. If Executive’s employment terminates by reason of his death or disability, Executive, either directly or through his personal representative or estate (whichever the case may be), shall be entitled to amounts equal to the sum of the unpaid portion of Executive’s annual base salary up to the term date as it is defined in paragraph 1(b).

(2)	Termination For Cause. If Executive’s employment is terminated by the Company for Cause, then the Company shall have no obligation to make any further payments or provide any further benefits hereunder for any period subsequent to the date of such termination.

(3)	Termination for Resignation. In the event Executive resigns from his position, then the Company shall have no obligation to make any further payments or provide any further benefits hereunder for any period subsequent to the date of such termination including any pro-rata payout of any accrued bonus. Resignation shall require thirty (30) days written notice to Company and, unless otherwise stipulated by Company in writing, Executive shall continue to perform his job fully and do nothing willful to damage the interests of Company. Executive’s failure to provide adequate notice of resignation to Company, or to perform his job fully prior to the effective date thereof, shall constitute grounds for immediate termination for Cause.

(4)	Termination without Cause. If Executive’s employment is terminated by the Company without Cause, the Executive shall for the term of this Agreement continue to be entitled to the salary, benefits and any bonus amount accrued to date as described in Section 3 of this Agreement; provided, however, that the Executive complies with Section 5 of this Agreement.

5.	Restrictive Covenants.

(a)	Confidential Information. Executive acknowledges that, during the course of his employment hereunder, he will have access to confidential information, documents and other materials relating to the Company and its affiliates which are not generally known to persons outside the Company (whether conceived or developed by Executive or others) and confidential information, documents and other materials entrusted to the Company and its affiliates by third parties, including, without limitation, financial information, trade secrets, techniques, know-how, marketing and other business plans, data, strategies and forecasts, and the substance of arrangements and agreements with customers, suppliers and others (collectively, “Confidential Information”). Any Confidential Information conceived or developed by Executive during employment will be the exclusive property of the Company and its affiliates. Except as specifically authorized by the Company and its affiliates, Executive will not (during or after his employment hereunder) disclose Confidential Information for his own purposes or for the benefit of any third person, firm or entity other than (i) as may be legally required in response to any final and enforceable summons, order or subpoena issued by a court or governmental agency, upon reasonable prior notice to the Company of the proposed disclosure thereof, or (ii) such Confidential Information which is or becomes available to the general public through no act or failure to act by Executive.

(b)	Company Documents. Upon the termination of his employment for any reason, Executive will deliver to the Company all documents, data files and other tangible property containing Confidential Information which are then in his possession or control.

(c)	Covenant Not to Compete. Executive acknowledges that his duties hereunder and the services he will provide to the Company are of a special, unique, unusual and extraordinary character, which gives this Agreement particular value to the Company, and that it would be difficult to employ any individual or individuals to replace Executive in the performance of such duties and services. Therefore, during employment and for a period of one (1) year after the termination of his employment for any reason, Executive will not, directly or indirectly, enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of or have any direct or indirect investment in any business, person, partnership, association, firm or corporation engaged in the same or similar business within a 100 mile radius of any city in which the Company, or any affiliate or subsidiary thereof, has an office and transacts financial services business. Executive and the Company agree that the provisions of the covenant not to compete are reasonable. However, if any court shall determine that any aspect of the covenant not to compete is unreasonable either in period of time, geographical area or otherwise, the parties agree that the covenant not to compete should be interpreted and enforced to the maximum extent that such court deems reasonable. Any amounts (including, without limitation, unpaid salary and bonus) which would otherwise be payable will be forfeited by Executive (in addition to any other remedies available to the Company) immediately upon and following a breach by Executive of this subsection (c).

(d)	Nonsolicitation. During his employment and for a period of one (1) years after the Executive’s termination for any reason of his employment (including the expiration of this Agreement), Executive will not, directly or indirectly, solicit, induce or otherwise attempt to influence (i) any employee of the Company or any subsidiary or other affiliate thereof to leave employment therewith or (ii) any client of the Company for the purposes of providing products or services.

(e)	Remedies. Executive acknowledges and agrees that damages in an action at law for breach of any of the provisions of this Section 5 of this Agreement will be difficult to determine and will not afford a full and adequate remedy and, therefore, agrees that the Company, in addition to seeking damages in an action at law, may seek specific performance and such equitable or other remedies as may be available for breach of this paragraph, including, without limitation, the issuance of a temporary or permanent injunction, without the necessity of a bond.

(f)	Survival. The obligations set forth in this Section 5 shall survive the termination of Executive’s employment for such periods as are specified.

6.	Dispute Resolution.

(a)	All disputes arising out of or concerning the terms or conditions of employment of Executive by Company, including without being limited to any claims concerning the application of this Agreement or that the termination of the employment relationship violates any federal, state, or local law, regulation, or ordinance, including but not limited to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Equal Pay Act, or any other federal, state or local laws prohibiting employment discrimination, laws concerning wage payment, or claims arising out of any legal restrictions on Company’s right to terminate its employees, but excluding disputes which require injunctive or other equitable relief arising out of Section 5 of this Agreement, shall be resolved timely and exclusively by final and binding arbitration, pursuant to the National Rules for the Resolution of Employment Dispute Resolution (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect, to be held in the Washington, D.C. metropolitan area, and such arbitration shall be the sole and exclusive forum for determination of any such dispute. Arbitration must be demanded within three hundred sixty five (365) calendar days of the time when the demanding party knows or should have known of the event or events giving rise to the claim. Notwithstanding the foregoing, any disputes relating to or arising from the provisions of Section 5 of this Agreement shall not be arbitrated or otherwise subject to the requirements of this Section 6.

(b)	The parties stipulate that the decision of the arbitration with respect to any dispute within subsection (a) of this Section 6 shall be the sole and exclusive remedy. The parties hereby acknowledge that since arbitration is the exclusive remedy for any such dispute, neither party has the right to resort to any federal, state or local court or administrative agency for relief concerning any such dispute and that the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any such dispute which is arbitrable as set forth in subsection (a) of this Section 6.

(c)	The award of the arbitrator may be enforced by, and entered as a judgment in any local, state of federal court and shall be considered final, conclusive and binding.

(d)	The parties recognize that this Section 6 means that certain claims will be litigated and reviewed before an impartial arbitrator or panel of arbitrators instead of before a court of law and/or a jury, but desire the many benefits of the arbitration process over court proceedings, including without limitation speed of resolution, lower costs and fees, and more flexible rules of evidence. The arbitrator or arbitrators duly selected pursuant to the Rules of the AAA shall have the same power and authority to order any remedy for violation of a statute, regulation, or ordinance as a court would have.

7.     Copyright. In the event any work performed by Executive in his capacity as an employee of the Company, is entitled to copyright or intellectual property protection, he agrees that such work will be deemed to be work for hire and the Company shall be the owner of the same, or, if such work cannot be deemed work for hire, he agrees to transfer all rights to such work to the Company or grant the Company an exclusive license to use such work, for $1.00.

8.     Notices. Any notice under this Agreement must be in writing and will be deemed to have been given when personally delivered or mailed by first-class or express mail to the recipient at his or its last known address.

9.     Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia without regard to its conflicts of law provisions. Each of the parties irrevocably and unconditionally consents that any arbitration, suit, action or proceeding relating to or arising out of this Agreement shall be exclusively brought in a state or federal court sitting in the District of Columbia metropolitan area, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.
COMPANY AND EXECUTIVE EXPRESSLY HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, COUNTERCLAIM OR PROCEEDING BASED UPON, OR RELATED TO, DIRECTLY OR INDIRECTLY, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER APPLIES TO ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS AND PROCEEDINGS, INCLUDING PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

10.     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the interpretation of this Agreement in any other jurisdiction.

11.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia without regard to its conflicts of law provisions.

12.     Successors and Assigns. The services and duties to be performed by Executive hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive, and his heirs and representatives.

13.     Complete Agreement. The provisions of this Agreement supersede in their entirety any prior agreement, memorandum or understanding, and this Agreement constitutes the entire agreement between the parties, concerning the subject matter hereof. No amendment hereto, or waivers or releases of obligations or liabilities hereunder, shall be effective unless agreed to in writing by the parties hereto.

14.     Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

By:	/s/ Lawrence Connell	4/6/04

Name:	Lawrence Connell
Title:	Vice Chairman, International

Riggs Bank NA

/s/ Lawrence I. Hebert	4/6/04

Lawrence I. Hebert
President and CEO